Exhibit 10.2

CONFIDENTIAL TREATMENT REQUESTED

WITH RESPECT TO CERTAIN PORTIONS HEREOF

DENOTED WITH “[*****]”

OPERATING PRODUCTION AGREEMENT

DATED MARCH 2012

BETWEEN

Compagnie Pétrochimique de Berre SAS, a company organized under the laws of France, having the address of Chemin Départemental 54, 13130, Berre L’Etang, France, hereinafter referred to as “Operator”

AND

Kraton Polymers France SAS, a company organized under the laws of France, having the address of Immeuble Icare, Parc Tertiaire de L’Etang, 13130 Berre L’Etang, France, hereinafter referred to as “Owner”

AND

Kraton Polymers Nederland BV, a company incorporated in the Netherlands, having its registered office at John M. Keynesplein 10, 1066 EP Amsterdam, The Netherlands, hereinafter referred to as “KP Ned BV”

With two or more companies hereinafter jointly referred to as the “Parties” and individually referred to as “a Party”

WHEREAS, the Operator currently operates a facility of the Owner in Berre France (“Facility”) with a production capacity of approximately 85 kt/a of Elastomers (“Product”) under the First Amended and Restated Operation and Maintenance Services Agreement (“OMS”) and the First Amended and Restated Site Services, Utilities, Materials and Facilities Agreement (“SUMF”) each dated 28 February 2001 and made originally between Shell Chemie S.A. and Owner.

WHEREAS, Parties have agreed to merge the OMS and SUMF into a sole operating production agreement and to enter into a new agreement upon the terms and conditions set forth below for the provision of services, materials and utilities at the Facility, which replaces and supersedes

Berre Operating Production Agreement

all existing contracts, agreements, arrangements and understandings as well as previous drafts of these between Parties related to the operation of the Facility including the OMS and SUMF, into this new Operating Production agreement.

WHEREAS the Parties have agreed that with effect from August 1, 2010, KP Ned BV has assumed the rights and obligations of the Owner referred to in paragraph 2(a)(1) of this Agreement regarding the procurement of Materials (Materials I as well as Materials II), the related fee / costs further detailed in Exhibit A 2 (together the “Assigned Rights & Obligations”).

WHEREAS the rights and obligations of the Owner referred to in paragraph 1, paragraph 2(a)(2) (regarding handling services of Materials) and paragraph 3 of this Agreement and the related fee / costs further detailed in Exhibit A 1 and Exhibit B of the Agreement shall remain with the Owner.

NOW, THEREFORE, the Parties agree as follows:

1	OPERATION OF THE FACILITY.

1.1

During the term of this Agreement, and subject to the specific provisions set forth below (including without limitation the responsibility of the Owner Representative as defined in paragraph 1.2), the Operator shall, under the direction of the Owner, manage the Facility and provide the services, human resources and certain materials and utilities required to operate the Facility for the production and interim storage of elastomers (the “Services”) as have historically been provided by Operator to Owner. The Operator shall conduct all the Services, during the term of this Agreement safely and efficiently, and in accordance with: (a) all applicable laws and regulations; (b) Good Industry Practice; (c) the reasonable instructions of the Owner’s Representative given in accordance with this Agreement; and (d) Site HSE standards. The Operator shall conduct such operations as far as reasonably practicable in a manner consistent with its operation of the Facility prior to the Commencement Date (as defined in paragraph 4.1), subject to any operational changes as (i) may be necessitated by applicable law or health, safety and/or environmental considerations, or (ii) directed by the Owner via its Owner

Berre Operating Production Agreement	2

Representative, provided that same are feasible and within applicable law. The Owner shall exclusively communicate its directions and instructions (within the responsibilities set forth in paragraph 1.2) to a representative designated by the Operator (the “Operator Representative”). The Owner shall be consulted on the identity of the Operator Representative and may propose candidates for consideration. However, the Operator reserves the right to select the Operator Representative.

1.2	During the term of this Agreement, the Owner will appoint a designee to serve as the Owner’s representative (the “Owner Representative”) for the Facility. Subject to compliance with applicable law and regulations, including, without limitation, those relating to health, safety and environmental matters of the Berre site (the “Site”), and unless otherwise stated in this paragraph 1.2, the Owner Representative shall have overall responsibility for the operation and maintenance of the Facility, including, without limitation, production scheduling and performance, provided, however, that the Operator shall have the overall responsibility for its employees. The Owner Representative may appoint from the Owner one or more assistants, financial controllers and other staff (the “Staff”) to assist him in the performance of his duties. For the avoidance of doubt the second last sentence of paragraph 1.1 shall also apply with regard to the Owner Representative and Staff. In the event that, subject to the provision in the second sentence of this paragraph 1.2, any Staff member so appointed shall functionally replace any employee of the Operator, any severance and other similar costs related to such replaced employees that are not, despite the Operator’s reasonable efforts to do so, reassigned to other activities within the Operator, shall be borne by the Owner. The Owner Representative and the Staff shall comply with all directions of the Operator’s Site manager with respect to health, safety and environmental matters and to the operation of the Site as a whole as long as these do not contradict applicable laws. In particular, and without limiting the generality of the foregoing, the Owner Representative shall have the right to request termination or reassignment of any Operator employee working at or in connection with the Facility, but only to the extent that such employee’s acts or omissions are sufficient cause for the Operator to terminate or reassign such employee pursuant to his contract or other terms of employment, and provided further that the exercise of such right shall be subject to any applicable limitations of law.

Berre Operating Production Agreement	3

1.3	The Owner acknowledges and agrees that, except to the extent arising out of the Operator’s gross negligence or wilful breach of its obligations under this Agreement, and subject to paragraphs 4.6, 4.7, 4.8, 4.10, 16.3, 16.4, 17.1 and 17.2, neither the Operator, nor its shareholders, nor any of their respective directors, officers, employees or agents, shall be liable for any claims, damages, losses, liabilities or expenses of any kind, including without limitation any loss of profits, loss of use, loss of revenue, loss of contract, loss of goodwill or any indirect or consequential losses or damages of any kind whatsoever, arising in connection with the operation or maintenance of the Facility (collectively, “Claims”). The Owner shall indemnify and hold harmless the Operator, its shareholders and respective directors, officers, employees or agents from and against such Claims. In particular, and without limiting the generality of the foregoing, the Operator shall have no liability based on a failure of the Operator to produce Product at the Facility of a certain amount, for deficiencies in raw material yields, or any other similar failure with respect to the performance of the Facility, except to the extent arising out of the Operator’s gross negligence or wilful breach of its obligations under this Agreement. In addition to the foregoing limitations, the Operator’s liability in connection with the operation or maintenance of the Facility shall be limited in any event to an annual aggregate liability equal to twenty-five percent (25%) of the Service Fee invoiced to the Owner in the twelve (12) months immediately preceding the date on which the event upon which such liability is based occurred.

1.4	The Operator shall be entitled, without incurring liability of any kind, either direct or consequential, to temporarily shut down the Facility or the Operator’s butadiene production facility at any time where health, safety, environmental and/or other risks of a significant and urgent nature have arisen to justify such action, and to continue such shutdown until the risk in question has been removed.

1.5	In the event of any dispute between the Owner and the Operator, the Parties shall discuss the matter in an attempt at resolution. Should the matter not be resolved within 60 (sixty) days, then either Party may initiate an arbitration proceeding as set forth in paragraph 15 below.

Berre Operating Production Agreement	4

1.6	The Operator acknowledges and agrees that the Owner owns all title, right and interest in the technology and processes used by the Operator at the Facility under this Agreement. The Owner hereby grants a limited license to the Operator to utilize such technology and processes (and any other information it may disclose for use by the Operator) for the performance of the Operator’s duties hereunder. The Operator further agrees that, to the extent that technology or process improvements are made by it or its employees in the context of performing its duties hereunder, all title and rights in such improvements shall be the exclusive property of and vest in the Owner to the extent that they relate to the production of Product, and, to the extent that such improvements can be utilized in other applications, the Operator hereby grants to the Owner a non-exclusive, royalty fee, perpetual licence to use such improvements, including the right to sub-license for such other applications. The Owner confirms that it is duly authorised and has the right to have the Product manufactured by the Operator in accordance with this Agreement. In the event of any claim by a third party that the Operator’s use of any right licensed by the Owner to the Operator infringes an IP right (“Infringement Claim”), the Owner shall, at its option, either defend the Infringement Claim on behalf of the Operator or pay for the costs of the Operator’s defence and the Owner shall pay the amount of any award or judgment that may be made against the Operator by reason of such Infringement Claim unless such Infringement Claim relates exclusively to use of methods, processes, designs or other technology developed by the Operator and already employed by it prior to the date of this Agreement. The Operator shall promptly notify the Owner upon becoming aware of any Infringement Claim and provide the Owner (at the Owner’s cost) with such assistance as the Owner may reasonably require in the settlement or defence of any such Infringement Claim.

1.7	The Operator will use all reasonable efforts to provide to the Owner, by no later than the twentieth day of each calendar month in any calendar year (in respect of the previous calendar month and on a year-to-date basis), information enabling the Owner to properly monitor and assess performance by reference to the targets set out in the then applicable operating plan, operating budget and maintenance budget for the Facility, including without limitation such performance with respect to health, safety and environmental matters, quality, volumes and yields.

Berre Operating Production Agreement	5

2	MATERIALS.

(a)	The Operator agrees to provide at cost (1) to KP Ned BV “Materials I” (being materials used on the Site only at the Facility and, specifically, sulfuric acid and caustic soda, other process materials as agreed between the Operator and KP Ned BV and dedicated spare parts), including handling and loading or unloading services (for the avoidance of doubt handling and unloading or loading services required are charged separately as direct component of the Service Fee) and “Materials II” (being utilities, auxiliaries, maintenance materials and other consumption materials for which the Operator has a need for other production facilities on the Site, all as agreed between the Operator and KP Ned BV), in the case of Materials I only if requested by KP Ned BV, Materials I and II jointly referred to hereinafter as “Materials”, and (2) to Owner handling and loading or unloading services for the Materials and for butadiene, styrene, isoprene and extender oil, secondary butyl lithium, cyclohexane, isopentane, n-hexane, and any other material the Owner requires for the operation of the Facility (for the avoidance of doubt handling and unloading or loading services required are charged separately as direct component of the Service Fee). The Owner or KP Ned BV, as the case may be, shall itself arrange for the purchase of butadiene, hydrogen, styrene, isoprene, secondary butyl lithium, cyclohexane, isopentane, n-hexane, extender oil and any other material the Owner or KP Ned BV requires to produce Product. Operator will enable the Owner to supply these materials in line with practices prior the Commencement Date.

(b)	The Operator warrants that it will have unencumbered title to each of the Materials sourced by it and used in the operation of the Facility. With respect to any Material sourced from a third party that is not suitable for use in the Facility, the Operator shall use all reasonable efforts to obtain any contractual remedy available from such third party supplier, and shall pass through to the Owner or KP Ned BV (as the case may be), via a credit to the Service Fee, the incremental benefits of any remedy obtained from such third party supplier. KP NED BV AND THE OWNER ACKNOWLEDGE AND AGREE THAT THE WARRANTIES AND LIMITED LIABILITY EXPRESSLY SET FORTH IN THIS PARAGRAPH 2(b) ARE EXCLUSIVE, AND THAT ALL OTHER REMEDIES AND LIABILITIES FOR DEFECTIVE OR NON-CONFORMING MATERIALS ARE EXCLUDED.

Berre Operating Production Agreement	6

(c)	The Operator shall not be liable for any deficiency in the quantity of Materials deliveries (whether or not arising out of a force majeure), except to the extent arising out of the Operator’s gross negligence or wilful breach of its obligations under this Agreement.

(d)	The actual cost of Materials will either be invoiced on a monthly basis on receipt (Materials I) or actual consumption (Materials II), or through the Direct Component of the Service Fee (as defined in paragraph 5), as the Operator shall determine. Except as the Parties may otherwise agree, all consumption of Materials will be determined by calibrated measuring equipment, already installed or to be installed (as a capital investment pursuant to paragraph 5.4) and maintained at the Facility as part of the Direct Component of the Service Fee.

(e)	Title and risk of loss of Materials shall pass to the Owner or KP Ned B.V. (as the case may be) upon receipt at the Facility; in particular, with respect to Materials delivered by pipeline, immediately after passing through the relevant metering system for the Facility.

3	STORAGE.

3.1	Finished Product and Materials will be stored to the extent consistent with available facilities on the Site. Finished Product in excess of available storage space will be removed from the Site (at the Owner’s cost) on a timely basis by the Owner or its subcontractor(s) which will arrange for it to be stored (at the Owner’s cost) at a suitable third party facility.

3.2	Owner will manage and perform – either directly or via a subcontractor – the storage, logistics services and warehouse management services as Owner may require including handling, packaging, storage, recycling and repackaging of Owner of finished Product (“Logistics Services”). Notwithstanding the above, the Operator commits to provide all other support and services, including services on logistics and warehousing as Owner may require for the operations of the Facility and needed to enable the performance of the Logistics Services as referenced in a Registered Letter from Operator to Owner dated 27 September 2011.

Berre Operating Production Agreement	7

4	TERM.

4.1	This Agreement shall govern the Parties rights and obligations with regard to its subject matter with effect from 1 January 2012 (“Commencement Date”).

4.2	This Agreement shall continue in force from the Commencement Date until 31 December 2014 (“Initial Term”) and thereafter unless and until terminated by either Party in accordance with paragraph 4.3, 4.4 or 4.5.

4.3	Either Party may terminate this Agreement by giving the other Party 18 (eighteen) months’ notice to the end of the Initial Term or any time thereafter effective to the end of a calendar month, however that no such notice may be given to be effective earlier than 31 December 2014.

4.4	This Agreement may be terminated by either Party by giving notice to the other Party if the other Party commits a material breach of its obligations under this Agreement which is incapable of remedy or, in the case of a breach capable of remedy, has not been remedied by the other Party within 60 (sixty) Business Days of receipt of a notice giving details of the breach requiring its remedy having been given by the Party wishing to terminate. The termination shall take effect on the termination date specified in the notice of termination, which date shall not be less than 60 (sixty) Business Days or more than one year from the date on which the notice is served. Notwithstanding the forgoing provisions of this paragraph 4.4, if such material breach is not reasonably capable of remedy within 60 (sixty) Business Days, provided that the Party in breach promptly takes all those actions necessary to remedy the breach and continues diligently prosecute the action necessary to remedy the breach, the 60 (sixty) Business Day cure period specified in the first sentence of this paragraph 4.4 shall be extended to 120 (one hundred and twenty) Business Days (or such longer cure period on which the Parties may agree) and the effective date of any termination shall be postponed accordingly. For the purposes of this paragraph 4.4, “material breach” means a breach of this Agreement which causes a Party to suffer either (a) damage to any of its property, assets (including its intellectual property), or its financial position or profits, or (b) loss of any benefit under this Agreement, or by reason of which it becomes more likely than not that a Party will suffer such damage or loss of benefit.

Berre Operating Production Agreement	8

4.5	This Agreement may be terminated by either Party with immediate effect by giving notice to the other Party if the other Party ceases or threatens to cease to carry on business or substantially the whole of its business, or becomes unable to pay its debts, or otherwise becomes insolvent or bankrupt, enters into liquidation, or a receiver, administrator, administrative receiver, manager, trustee or similar officer is appointed in relation to it or over any of its assets or any action is taken or threatened by or against it analogous to the foregoing in any jurisdiction.

4.6	In the event of a termination of this Agreement by the Owner pursuant to paragraph 4.3, irrespective of whether such termination is related to a shutdown by the Owner of the Facility, the Owner shall bear, indemnify and hold the Operator harmless against all costs, claims and liabilities arising in connection with (i) the Severance Costs of the Direct Employees, (ii) the Demolition Costs, (iii) the Disconnection Costs, and (iv) any Environmental Costs. The Operator shall bear, indemnify and hold the Owner harmless against all costs, claims and liabilities arising in connection with the Severance Costs of the Indirect Employees.

4.7	In the event of a termination of this Agreement by the Operator pursuant to paragraph 4.3, in connection with a shutdown by the Operator of all, or a substantial part, of its operations at the Site, [*****].

4.8	In the event of a termination of this Agreement by the Operator pursuant to paragraph 4.3 otherwise than in connection with a shutdown by the Operator of all or a substantial part of its operations at the Site, the following shall apply:

(a)	[*****]

Berre Operating Production Agreement	9

[*****] [Confidential Treatment Requested] Material separately filed with the Securities and Exchange Commission

[*****]

(b)	[*****]

4.9	The Parties shall interpret and enforce the provisions of paragraphs 4.6 to 4.8 in good faith in accordance with the principles of reasonableness and fairness. The Operator shall work with the Owner in good faith to [*****].

4.10	In the event of a termination of this Agreement by a Party pursuant to paragraph 4.4 (material breach), and such breach results in a shut down or discontinuation of operations at the Facility, the Party in breach shall bear, indemnify and hold the non-defaulting Party harmless against all costs, claims and liabilities arising in connection with: (i) the Severance Costs of both the Direct and Indirect Employees, (ii) the Demolition Costs, (iii) the Disconnection Costs, and (iv) any Environmental Costs.

Berre Operating Production Agreement	10

[*****] [Confidential Treatment Requested] Material separately filed with the Securities and Exchange Commission

5	SERVICE FEE; CAPITAL INVESTMENTS.

5.1	In consideration of the Services, the Owner will pay to the Operator a service fee (“Service Fee”). The Service Fee shall consist of two components: (a) a direct component (“Direct Component”) covering all direct fixed and variable operating costs (including Materials and other materials historically supplied by the Operator hereunder) including, without limitation, the cost elements identified on Exhibit A (with the exception of electricity, which shall be metered and invoiced pursuant to paragraph 6.1), and (b) an indirect component (“Indirect Component”), covering the provision of general site and other services as specified on Exhibit B. The Indirect Component shall not be modified until 31 December 2015 except as per the terms and conditions of Exhibit B. Not later than 1 (one) year prior to 31 December 2015, Parties will renegotiate the Service Fee for a subsequent period of not less than 5 (five) years to be agreed by the Parties. In the event that the Parties cannot agree on a renegotiated Service Fee or on a period, not later than 6 (six) months prior to 31 December 2015, then the matter will be resolved pursuant to paragraph 15.2.

5.2	The Service Fee shall be due and payable as scheduled regardless of the quantity of Product actually produced by the Facility or taken by the Owner, and notwithstanding the occurrence of Force Majeure or any other reason that the Facility did not produce Product or the Owner did not take Product. In the event that unexpectedly large increases or decreases in energy costs shall result in a significant cost increase or decrease affecting the Direct Component that is not reflected in the existing Service Fee, in the case of an increase the Operator shall have the right to charge a modified Service Fee to enable the Operator to recover such increased energy costs, and in the case of a decrease the Operator shall charge a modified Service Fee which provides the Owner with the benefit of such reduction in energy costs. In each case, in the event that the Parties are unable to agree on the amount of the adjustment of the Service Fee required by this paragraph 5.2, the amount of the modified Service Fee, shall be determined in accordance with paragraph 15.2

5.3

On or before October 31st of each calendar year during the term of this Agreement, the Parties will meet to review the Owner’s operating plan for the Facility, which must be consistent with the Facility’s’ operating capabilities, and to establish operating and

Berre Operating Production Agreement	11

maintenance budgets for the Facility, together with a fixed amount Indirect Component and an estimated amount Direct Component for the coming calendar year. If the Parties are unable to agree upon a Service Fee for the coming calendar year prior to the end of the current calendar year, then the amount of the Service Fee shall be determined in accordance with paragraph 15.2; provided that during the pendency of the dispute resolution process, the Service Fee for the current year will remain in effect, adjusted, as appropriate, based on the change between January 1 of the current year and January 1 of the coming year in the Index referred to in Exhibit B. As soon as practicable after the end of each calendar year but at the latest by end of February of the next year, the Operator will calculate the actual costs incurred during that year that should have been part of the Direct Component, and will retroactively bill or credit the Owner for any difference between the Direct Component portion of the Service Fee collected during that year and the actual Direct Component costs. Any overpayments or underpayments of greater than 10 % in the aggregate over the course of a calendar year, shall be subject to interest at an annual rate of 3-month EURIBOR plus two percentage points (2%) as reported on the EURIBOR page published by Reuters (the “Prime Rate”), as posted on July 1 (or the next succeeding Business Day if July 1 is not a Business Day) of the calendar year in question. The Indirect Component shall not be subject to adjustment based on actual costs.

5.4

If the Operator identifies a need or opportunity for additional capital investment with regard to health, safety and/or environment and the integrity of the Site as a whole (exclusive of routine maintenance operating capital, which is intended to be part of the Direct Component) in the Facility, it shall so notify the Owner. In the event that the Owner, in its reasonable discretion, agrees that a reasonable and prudent operator would consider such investment as necessary, or in the event that the Owner decides to make an Investment as contemplated by paragraph 5.6, the Owner shall provide the necessary funds for the capital improvement if it elects to have the investment/Investment carried out by the Operator as its contractor. For any such investment, the Owner agrees that the Operator will be offered the first right of refusal. Within a reasonable time period, 20 (twenty) Business Days at the latest, the Operator has to either refuse to carry out any such investment or to submit a project proposal to Owner. If the Operator refuses or does not submit a project proposal within such time period, in the Owner’s sole

Berre Operating Production Agreement	12

discretion, the Owner has the option to elect a third party contractor to do the investment as long as this third party can satisfy the HSE and project execution standards commonly practised in the petrochemical industry. The Operator will have the right to HSE and technical clearance of such an investment project, such clearance shall not be withheld unreasonably. In case the Operator will carry out the project, the funds shall be provided, at the Operator’s option, either on an as-incurred basis or following completion of the project; the Owner shall pay the costs for the capital improvement directly, it being understood that Owner will be the owner of the capital improvements, or if such ownership shall not be achievable, will be economically treated by the Operator as if the Owner were the owner.

5.5	Nothing in this Agreement shall be deemed to require the Operator to engage in the operation of the Facility if it reasonably deems such operation to be contrary to prudent health, safety and/or environmental practices. However, if the Operator believes that any proposed capital expenditure of the type referred to above in paragraph 5.4 is of such a nature that the failure to make such expenditure for the specified investment would be reasonably likely to result in the Operator deciding that continued operation of the Facility would be contrary to prudent health, safety and/or environmental practices, it shall notify the Owner of that fact when bringing such proposed capital expenditure to the attention of the Owner. If the Owner, in its reasonable discretion and acting in good faith, does not agree that a reasonable and prudent operator would consider such investment as necessary, the Parties shall consult in good faith with a view to resolving the dispute between them.

5.6

The Owner shall have the right, at its cost, to expand and/or replace the Facility (“Investment”), which expansion and/or replacement shall be treated as or part of the Facility under the terms of this Agreement. Expansion of the Facility or erection of new production facilities for the Product shall require the consent of the Operator, provided that such consent may only be withheld in the event that such expansion shall have a substantial detrimental impact on the Site. The Parties will negotiate modifications to this Agreement as reasonably required in connection with the inclusion of the Investment as one part of the Facility. The Operator will facilitate any Direct Cost reduction projects initiated by the Owner provided that these projects do not contradict the Operator Site strategy and Operator HSE & operational excellence standards. Unless

Berre Operating Production Agreement	13

the Operator has reasonable grounds for refusing, the Operator will facilitate the implementation, e.g. by way of participating in and representing the Owner’s interest in discussions and consultations with authorities and the site staff council. In the event that a proposed project involves a head count reduction, the Operator will use its best endeavours to reassign the Staff concerned.

6	BILLING AND TERMS OF PAYMENT.

6.1	The Owner and / or KP Ned BV (as the case may be) will pay the monthly scheduled Service Fee and the cost of the Materials, including electrical power consumed during the preceding calendar month in arrears for the prior calendar month by Electronic Funds Transfer (EFT) no later than 10 (ten) days after the date of a supporting invoice submitted by the Operator.

6.2	Late payments will bear interest at the Prime Rate (as posted as of the date the payment was due) plus three percentage points (3%).

6.3	In addition to, and without limiting any of its rights pursuant to paragraph 17, the Owner and KP Ned BV will have the right, in good faith, to question any calculations presented by the Operator pursuant to paragraphs 5 or 6 and request reasonable documentary justification and evidence of the basis for such calculation.

7	TAXES.

All taxes, charges and other levies imposed by any governmental or quasi-governmental entity on the manufacture, sale, shipment or use of the Product or on the Facility (other than taxes based on the Operator’s net income) will be paid by the Owner. Any applicable VAT will be paid by the Owner in addition to the Service Fee.

8	WARRANTY.

THE OPERATOR MAKES NO WARRANTY OR REPRESENTATION, EXPRESSED OR IMPLIED, CONCERNING THE PRODUCT OR THE FITNESS THEREOF FOR ANY PURPOSE.

Berre Operating Production Agreement	14

9	LIABILITIES.

Neither Party shall be liable to the other for indirect or consequential damages of any kind howsoever with the exception of gross negligence and wilful misconduct arising pursuant to this Agreement. Except as otherwise stated herein, the Operator assumes no risk whatsoever as to the result of the use of the Product delivered pursuant to this Agreement, whether used singly or in combination with other substances. Except as otherwise stated herein, the Owner represents that it is familiar with the characteristics of the Product and assumes all responsibility and liability for loss or injury to persons or property arising out of the handling, use or possession of Product delivered to it, and shall indemnify and hold harmless the Operator, its shareholders and their respective directors, officers, employees or agents from and against any such loss or injury.

10	WAIVER.

Any waiver by the Parties of strict conformance with any of the terms and conditions of this Agreement shall not be a waiver of any subsequent failure to comply with such terms and conditions.

11	ENTIRETY OF AGREEMENT.

This Agreement, its attachments and exhibits, together with the other contracts or agreements referenced in this Agreement, contain the entire understanding between the Parties. Any other agreements between the Parties concerning this matter are hereby superseded. No interpretation, revision or amendment to this Agreement shall be effective unless stated in writing and signed by a duly authorized representative of each of the Parties. All purchase orders or purchase acknowledgements which may be used to order or acknowledge orders for delivery of Product related to this Agreement shall be deemed intended for record purposes only and any terms or conditions contained therein shall not serve to add to or modify the terms and conditions of this Agreement.

Berre Operating Production Agreement	15

12	ASSIGNMENT; SUCCESSORS.

Either Party shall be entitled to assign, sell or otherwise transfer at its sole discretion to any qualified and financial responsible third party its rights and obligations under the Agreement, and/or all receivables, claims, related rights and security under or relating to the Agreement. The Agreement shall inure to the benefit of and be binding upon any successors or assigns.

13	FORCE MAJEURE

Neither Party shall be liable for any failure or delay in performance hereunder which may be due, in whole or in part, to fire, explosion, strike or labour difficulty (from either Party’s employees or from any third party or public organisation), accident, breakdown of machinery or equipment, inability to obtain power, labour, or materials from normal sources of supply, transportation or handling accidents or delays, act of God, act, order, regulation or request of government or other public authorities, war, riot, or civil disorder or any other cause or causes of any nature beyond the reasonable control of the Party affected; provided that no such event shall relieve either Party of its obligation to make payments pursuant to this Agreement.

14	ECONOMIC HARDSHIP

In the event there is a decline in the aggregate gross domestic product of the European Union member states for two or more consecutive quarters (as complied according to the European System of Accounts 1995 (ESA95) and published by the Statistical Office of the European Communities (EUROSTAT) at:

http://epp.eurostat.ec.europa.eu/portal/page/portal/euroindicators/peeis)

and in the event that after such decline the continued performance will in the reasonable judgement of a Party be likely to result in losses that threaten its solvency, that Party shall notify the other Party accordingly and the first Party shall have the right to request the other Party to negotiate in good faith a potential re-arrangement of the commercial terms and conditions of this Agreement.

Berre Operating Production Agreement	16

15	GOVERNING LAW AND DISPUTE RESOLUTION.

15.1	This Agreement shall be governed by and construed under the laws of Germany. Any disputes arising between the Parties in relation to this Agreement which cannot be settled amicably between the Parties shall be exclusively and finally settled by three arbitrators in Paris, France in accordance with the UNCITRAL Arbitration Rules as in force at the moment of commencement of the arbitral proceedings. The language of the arbitration shall be English. The appointing authority shall be the President for the time being of the International Court of Arbitration of the International Chamber of Commerce in Paris.

15.2	In the event that Parties are unable to agree on the amount of the modified Service Fee in accordance with paragraph 5.2 or the Service Fee for the Indirect Component or estimated Direct Component in accordance with paragraph 5.3, then the amount of the Service Fee (and, in the case of a modified Service Fee pursuant to paragraph 5.2, its period of application), shall be finally determined by a firm of independent accounting experts as the Parties may agree or, failing such agreement within 15 days, to such independent firm of independent accounting experts of international repute in Paris as the President of the International Court of Arbitration of the International Chamber of Commerce in Paris, on the application of the Parties, nominate (the “Assessor”). The Parties shall appoint the Assessor jointly and shall each be responsible for one-half of the Assessor’s fees. The Parties shall jointly instruct the Assessor to determine a fair and equitable Service Fee by references to the changes in costs of the Operator (if any) in the provision of the Services.

16	CONFIDENTIALITY AND RESTRICTION ON INFORMATION.

16.1

All Product containers, specifications, raw material, quantities of Product manufactured, quantities of raw material or Product supplied or delivered, Product formula, Product manufacturing procedures, Product packaging and repackaging and instructions, process technology, names of customers or destinations of shipments of Product, prices, data, designs, drawings, specifications and any similar information, and any other information relating to the business of the Owner or the Operator and obtained or disclosed in connection with the transactions contemplated by this Agreement, whether

Berre Operating Production Agreement	17

provided in writing, orally or by observation, and further including all technical information and data relating to the Products disclosed to the Operator, are hereinafter called “Information”.

16.2	“Confidential Information” is Information disclosed and designated in writing as confidential or, if disclosed other than in writing, is reduced to writing and designated as confidential within 30 days after disclosure, expressly excluding such of the Information:

(i)	as can be proved by the receiving Party to be generally available to the public in published literature through no fault of the receiving Party;

(ii)	as can be proved by the receiving Party to have been in its possession in written form prior to disclosure to or acquisition by the receiving Party hereunder;

(iii)	as is disclosed to the receiving Party by a third party having the lawful right to make such disclosure and owing no secrecy commitment to the disclosing Party.

16.3	Each Party hereby agrees (i) to keep Confidential Information confidential at all times and not disclose to any third party or use any of the Confidential Information for any purpose other than in connection with the transactions contemplated by this Agreement or pursuant to the rights and licences granted in paragraph 1.6, and (ii) that Confidential Information shall be revealed to only those directors, officers and employees of the receiving Party who have a need to know the Information in order to engage in the transactions contemplated by this Agreement and who have agreed to be bound by the terms hereof.

16.4	Each Party agrees to impose the foregoing obligations of secrecy and non-use upon its directors, officers, employees, agents and representatives.

17	AUDIT.

17.1

In connection with the estimation and reconciliation of the Direct Component portion of the Service Fee determined by the Operator pursuant to paragraph 5 and the additional annual Pension Cash Out Cost in the Indirect Component as described in Exhibit B, the

Berre Operating Production Agreement	18

Owner will have the right, exercisable at any time during each calendar year or within six (6) months after its end, but no more than once with respect to any calendar year, to have independent public accountants mutually agreed upon by the Parties (a) review the applicable books and records of the Operator for that calendar year and the year preceding to determine if they are materially correct in accordance with the provisions of this Agreement, including in particular the provisions of Exhibit A, and (b) issue directly to the Operator and the Owner a report of their findings. If the report of said independent public accountants states that the adjustments and computations are (1) materially correct in accordance with the provisions of this Agreement, such report will be conclusive and the Owner will pay the reasonable fees and expenses charged for such review and report by said independent public accountants; or (2) materially incorrect under the provisions of this Agreement, such report will be conclusive and the Operator will pay the reasonable fees and expenses charged for such review and report by said independent public accountants. If the adjustments and computations are materially incorrect, the Service Fee for the calendar year in question will thereafter be adjusted to comply with such corrected data, and any deficiency or underpayment in past Service Fee payments will be corrected by appropriate debits or credits to the Owner’s account with interest at the Prime Rate (as posted as of the date the audit commenced) calculated from the date the deficiency or overpayment was incurred. For the purpose of this paragraph, “materially” shall mean a minimum of EUR 100.000.-.

17.2	The Parties agree that any over- or undercharge coming out of this audit will be settled within 30 (thirty) days after the issue of the audit report.

18	NOTICE.

Any notice to be given under this Agreement shall be in the English language and in writing and shall be delivered personally or by post, courier or overnight delivery service (delivery charge prepaid), or by fax. Unless the contrary shall be proved, notice shall be deemed to have been given, (i) if by hand delivery during working hours on a working day, when left at the relevant address, and otherwise on the next working day after delivery, (ii) if by fax during working hours on a working day, when transmitted, and otherwise on the next working day after transmission, and (iii) if sent by prepaid first class post, on the second working day after the date of posting.

Berre Operating Production Agreement	19

For the purposes hereof, the addresses of the Owner, KP Ned BV and the Operator are as follows:

Operator :	Compagnie Pétrochimique de Berre SAS
Chemin départemental 54
13130 Berre L’Etang, France.
Fax No :
Attention: Monsieur Jean Gadbois, Président.

Owner / KP Ned BV:
Kraton Polymers France S.A.S. / Kraton Polymers Nederland B.V.
Keynes Building,
John M. Keynesplein 10, 1066 EP Amsterdam
Fax No:
Attention: Paul Grotenhuis

Either Party may change its address set forth above by appropriate notice to the other Party.

19	INTERPRETATION.

19.1	In the Agreement:

Assessor	shall have the meaning given to that term in 15.2.;

Assigned Rights & Obligation	shall have the meaning given to that term in the recitals;

Business Day	means any day other than a Saturday or a Sunday or a public holiday in France;

Commencement Date	shall have the meaning given to that term by paragraph 4.1;

Confidential Information	shall have the meaning give to that term by paragraph 16.2;

Claims	shall have the meaning given to that term by paragraph 1.2;

CPB Costs	shall have the meaning given to that term by Exhibit A1 and A2;

Berre Operating Production Agreement	20

Demolition Costs	means costs and expenses arising out of the demolition of the plant, equipment and buildings owned by the Owner at the Facility following a shutdown;

Direct Component	shall have the meaning given to that term by paragraph 5.1 and Exhibit A1 and A2;

Direct Employees	means the employees of the Operator directly engaged in the provision of operations and maintenance services at the Facility;

Disconnection Costs	means the costs of the disconnection of the plant, equipment and buildings owned by the Owner at the Facility from the utilities and auxiliaries at the Site in accordance with Good Industry Practice;

Environmental Costs	means the cost to remedy any Environment Loss or Damage arising at the Kraton owned Facility out of an event occurring on or after 28 February 2001;

Environmental Loss or Damage	means any loss or damage relating to the infringement of an environmental law and/or any other Environmental Matter being the basis for any claim or possible claim (i) by governmental authorities for enforcement, fines, clean up, removal, response, remediation or other actions or damages pursuant to applicable environmental law; or (ii) by any person, including the Parties, seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief or otherwise giving rise to loss or damage;

Environmental Matter	means (i) the protection of the environment, worker health and safety and/or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any hazardous substance or waste; (ii) the manufacture, processing, distribution, use, treatment, labelling, storage, disposal, transport or handling of any hazardous substance or waste, or (iii) soil or groundwater contamination, air pollution or surface water pollution or other actual or threatened impact on the environment, worker health and safety or public welfare;

Berre Operating Production Agreement	21

Facility	shall have the meaning given to that term in the Recitals;

Force Majeure	shall have the meaning given to that term by paragraph 13;

FTEs	means one or more employees whose combined working time is equivalent to that of one full-time employee;

Good Industry Practice	means in relation to the performance of any activity to which this standard is applied, the exercise of that degree of skill, diligence, prudence and foresight as would reasonably be expected from a properly qualified and competent person engaged in carrying out works or services of a similar size, nature, scope, type and complexity, complying with all applicable laws and published codes of practice;

Gross Negligence	means a failure to perform a duty of care in reckless disregard of the reasonably foreseeable consequences (as distinguished from a mere failure to exercise ordinary care) which affects the life or property of another;

HSE	health, safety and environmental;

Indirect Component	shall have the meaning given to that term by paragraph 5.2 and Exhibit B;

Indirect Employees	means the employees of the Operator engaged in the provision of the Services other than the Direct Employees;

Information	shall have the meaning give to that term by paragraph 16.1;

Infringement Claim	shall have the meaning given to that term by paragraph 1.6;

Initial Term	shall have the meaning given to that term by paragraph 4.2;

Investment	shall have the meaning given to that term by paragraph 5.6;

Logistics Services	shall have the meaning given to that term by paragraph 3.2;

Berre Operating Production Agreement	22

Materials, Materials I and Materials II	shall have the meanings given to those terms by paragraph 2 (a);

OMS	shall have the meaning given to that term in the Recitals;

Operator Representative	shall have the meaning given to that term by paragraph 1.1;

Owner Representative	shall have the meaning given to that term by paragraph 1.2;

Prime Rate	shall have the meaning given to that term by paragraph 5.3;

Product	shall have the meaning given to that term in the Recitals;

Services	means the services to be provided pursuant to paragraph 1.1;

Service Fee	shall have the meaning given to that term by paragraph 5.1;

Severance Costs	means the costs and liabilities related to or arising out of the termination of employment of any person including, without limitation, all severance costs and claims for loss of compensation, remuneration or other benefits whether contractual or statutory;

Site	shall have the meaning given to that term by paragraph 1.2;

SUMF	shall have the meaning given to that term in the Recitals;

Staff	shall have the meaning given to that term by paragraph 1.2;

wilful breach	means an intentional act or omission which is in disregard of a known risk or a risk so obvious that it cannot be said one were truly unaware of it that risk is so great that it is highly probable that harm will follow.

19.2	Any reference in this Agreement to “writing”, or cognate expressions, includes a reference to any communication effected by fax transmission, e-mail or any comparable means of electronic communication to a fixed terminal device. For the avoidance of doubt, “writing” shall not include a text message sent to a mobile telephone.

Berre Operating Production Agreement	23

19.3	Any reference in this Agreement to “Owner” made in relation to the “Assigned Rights & Obligations” shall be deemed to be a reference to “KP Ned BV”.

The Exhibits referred to in and attached to this Agreement form part of this Agreement.

IN WITNESS of which the Parties have caused this Agreement to be duly executed on the date first above written.

Kraton Polymers France SAS	Compagnie Pétrochimique de Berre SAS

By	By

Date	Date

Kraton Polymers Nederland B.V.

By

Date

Berre Operating Production Agreement	24

Exhibit A1

Direct Fixed Component of Service Fee

As Direct Fixed Component of the Service Fee, the Owner will pay to the Operator (subject to the addition of Value Added Tax or other taxes as may be applicable by law) the following fixed cost elements:

(i)	for direct fixed cost elements all direct cash fixed costs excluding a Site overheads burden of the Facility in plot, including packaging, facilities exclusively dedicated to the Facility as defined below:

•	Direct Operating Personnel fixed cost

•	Direct Industrial Cleaning cost

•	Direct Other Operating cost

•	Direct Operating CPB Packaging cost

•	Direct Maintenance cost

•	Direct Turn Around cost

•	Direct Plant Change cost

•	Direct Engineering, Technology and Inspection cost

•	Direct Laboratory Analyses cost

•	Direct cost of unloading and storage facilities

•	Direct cost of Spare equipment in on site ware house

•

For the avoidance of doubt the Parties specifically agree that all lines, roads, cables or other means of handling or shipping of goods, materials or utilities, exclusively dedicated to the Facility are covered under this Direct Fixed Component of Service Fee.

The list above excludes direct cost of land lease and direct cost of office space for Owner Staff which are covered by other agreements.

Overheads and any surcharges will not be included and are covered in the Indirect Component of the Service Fee provided in Exhibit B.

Exhibit A2

Direct Variable Component of Service Fee

As Direct Variable Component of the Service Fee, the Owner will pay to the Operator (subject to the addition of Value Added Tax or other taxes as may be applicable by law) the following variable operating, storage, transportation and handling cost elements:

(i)	for Materials I and II which includes certain third party raw materials repair materials, certain process and certain other operating materials but excludes utilities: the actual purchase price paid by the Operator to its supplier, without any surcharge.

Packaging materials: the actual purchase price paid by the Operator to its supplier, without any surcharge.

(ii)	variable cost of energy and utilities and auxiliaries (quantities as actually measured if not otherwise agreed) will be invoiced in accordance with current practice (as defined in the Calculation Matrix attached as Exhibit C).

Fuel, electricity, water and any other precursor materials will be invoiced at the Operator purchase price without any surcharge.

Overheads fixed cost, user charges and any other surcharges will not be included and are covered in the Indirect Component of the Service Fee provided in Exhibit B.

26

Exhibit B

Indirect Component of Service Fee

(i)	As Indirect Component of the Service Fee the Owner will pay to the Operator (subject to the addition of Value Added Tax or other taxes as may be applicable by law) following elements to cover provisions of general site and other services an amount of Euro [*****].

This amount is potentially subject to modification as defined below and otherwise fixed during the Initial Term and is called the Base Component (“Base Component”). [*****] of the Base Component are charged as calculated above and [*****] are subject to indexation, both amounts together are the Indirect Component of Service Fee.

(ii)	Index

As index, the labour index as published by the official French Institute of Statistics (INSEE), referenced as “ Salaires, revenues et charges sociales – Salaires mensuels de base de l’ensemble des salariés – Activités économiques –Cokéfaction et raffinage” with an INSEE identification number 1567417 (valeur 109,8 on September, 30th 2011) shall be used taking the arithmetic average of the quarterly figures. The yearly calculation is done as follows and applies as of 1st January 2014:

•	[*****] of Base Component +

•	[*****] of Base Component * “Index actual year” / “Index 2012”.

Parties agree that the indexation will be postponed until re-adjustment of the Indirect Service Fee in 2014. Parties further agree that the re-adjustment basis will be discussed in 2013.

•

Parties agree that the Indirect Component comprises an annual capital charge on Utilities and Auxiliaries of [*****] Euros and an additional annual pension cash out cost of [*****] Euros. The additional annual pension cash out cost are calculated as [*****] of the Additional Total Pension Cash Out Cost estimated at [*****] Euro prorated for a period till 31 December 2015. If such amount proves to be incorrect, there will be a pro rata adjustment.

[*****] [Confidential Treatment Requested] Material separately filed with the Securities and Exchange Commission

•

Parties agree that the Indirect Component will be subject to review in case of material cost reduction projects implemented by the Operator; material cost reduction projects are those that have a savings potential with regard to Owner of minimum 100.000 Euro/p.a. If Operator achieves cost reductions at no cost, then the Indirect Component will be reduced with Owners share of these cost reductions. If Operator achieves cost reductions at a cost, Owner will have the right, at its sole discretion, to participate its fair share in the cost, if any, and benefit from an Indirect Component reduction or not to participate and not to benefit from a reduction.

•

The Indirect Component comprises also the cost made by Operator to burn the Owners waste air in its boilers at UCB. Parties agree that this comprises the amount of waste air corresponding to a daily capacity of [*****] as per the current operating permit and a maximum amount of waste air of [*****] as currently applied by the Facility at maximum throughput. In case of a capacity increase above one of these three limits or in case of a steam optimization project, Owner agrees to make an investment in a Catalytic Oxidiser or similar type of waste treatment unit (the “Catox Investment”), under the condition that such investment, to Owner standards, would be economically viable; in such case, Owner will pay all investment costs, including OSBL (outside battery limits) and integration costs, related to the Catox Investment.

REFERENCE LIST of items covered in the Base Component lump sum:

•	Fixed cost Utilities

•	Capital charge Utilities

•	Fixed cost Auxiliaries

•	Capital charge Auxiliaries

•	Purchase department, Site Contract management and Warehouse operating cost

•	Site management and general services including HR, HS&E and Finance

•	IT cost

•	Infrastructure cost

•	Fire fighting and Site Security

[*****] [Confidential Treatment Requested] Material separately filed with the Securities and Exchange Commission

•	Overheads on Laboratory, Engineering and Inspection

•	Business Taxes

•	HR reorganization cost (Age profile, Plan PSE, Plan Sv Sup)

•	Pension Credit and Additional Pension Cash Out Cost:

•	definition of Pension: means early retirement benefit, payments due in the event of retirement and payments due on reaching a certain service period with the employer

•

definition of Pension Credit: means the difference between the actual Pension Cash Out Cost paid by the Operator and the Pension charge from Operator to Owner which is limited to [*****] of gross salary costs as has been the practice between the Parties since the divestment from Shell.

•

definition of Additional Total Pension Cash Out Cost: additional Pension cost due to a change in French pension legislation which is estimated to amount to [*****] Euro for the period up to and including 31 December 2015 however such amount which is forecasted to decrease considerably for the period thereafter

•	Waste air incineration

[*****] [Confidential Treatment Requested] Material separately filed with the Securities and Exchange Commission

Exhibit C (A):

A.) Budget 2012

Kraton budget 2012, direct component (in Euro)

Budget 2012
OPERATIONAL SUPPORT	[*****]
Technology Support	[*****]
Laboratory	[*****]
Engineering and Inspection	[*****]

SUPPLY CO-ORD. & PROCUR.SERVI	[*****]

PRODUCTION	[*****]
Personnel	[*****]
Industrial Cleaning	[*****]
Other Direct Fix. Operat. Cos	[*****]

MAINTENANCE	[*****]
Routine/Extraordinary Maint.	[*****]
Material Activities	[*****]

FILLING & DISPATCH	[*****]

TOTAL	[*****]

Kraton Budget Indirect component; 10200 K €

Assumption Budget 2012

Production (in T)	[*****]	KD	[*****]	KG	[*****]
Barrel (in $)	[*****]
SRF (in €/T)	[*****]
Exchange rate	[*****]

Utilities

		KD		KG		TOTAL KD + KG
	Unit	yield in unit/kt KD	Projected Consumption	yield in unit/kt KG	Projected Consumption	Projected Consumption	Unit Variable Costs in €	Total Variable Costs in K€
Air	‘000 m³	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
Electricity	MWh	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
LP Steam	KT	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
MP Steam	KT	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
HP Steam	KT	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
Nitrogen	‘000 m³	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
Water - cooling (circul.)	‘000 m³	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
Water - industrial	‘000 m³	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
Water - Decarbonated	‘000 m³	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]
Condensat	‘000 m³	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

TOTAL								[*****]

[*****] [Confidential Treatment Requested] Material separately filed with the Securities and Exchange Commission

Auxiliaries

	Projected Consumption	Site Variable Costs in K€	KD/KG Variable Costs in K€
Flare system	[*****]	[*****]	[*****]
Waste water - BIO Liquide	[*****]	[*****]	[*****]
Waste disposal - Bio Solide	[*****]	[*****]	[*****]
Utilities consommées / FG *	[*****]	[*****]	[*****]
UCB North Sewer	[*****]	[*****]	[*****]
Elimination Déchets => EGIDE			[*****]

TOTAL			[*****]

[*****] [Confidential Treatment Requested] Material separately filed with the Securities and Exchange Commission

Exhibit C (B)

B.) Formulae

The abbreviations used herein shall have the meaning as defined below;

[*****]

[*****]

[*****]

[*****]

[*****]

FORMULAE

Unit	UTILITY

‘000 M3	water - industrial	=	[*****	]	*	[*****]
‘000 M3	water - decarbonated	=	[*****	]	*	[*****]	+	[*****	]
‘000 M3	water - demineralised	=	[*****	]	*	[*****]	+	[*****	]
‘000 MT	Steam - HP (*)	=	[*****	]	*	[*****]	+	[*****	]	*	DemW	+	[*****	]
‘000 MT	Steam - MP (*)	=	[*****	]	*	[*****]	+	[*****	]	*	DemW	+	[*****	]
‘000 MT	Steam - LP (*)	=	[*****	]	*	[*****]	+	[*****	]	*	DemW	+	[*****	]
‘000 M3	Eau Chaudiere	=	[*****	]	*	[*****]	+	[*****	]	*	DemW	+	[*****	]
‘000 M3	Condensats		[*****	]	*	[*****]	+	[*****	]	*	DemW	+
‘000 M3	Air	=	[*****	]	*	[*****]	+	[*****	]	*	SRF
‘000 M3	water - cooling	=	[*****	]	*	[*****]	+	[*****	]	*	RW	+	[*****	]

NB: Formulae subject to periodical review as appropriate and in agreement with steering committee

[*****] [Confidential Treatment Requested]

Material separately filed with the Securities and Exchange Commission